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                                                                   Exhibit 10.19


                             DISTRIBUTION AGREEMENT


          This AGREEMENT dated and executed ______________________, 199_ between Gliatech Inc., a corporation organized and existing under the laws of the State of Delaware of the United States of America, with offices at 23420 Commerce Park Road, Cleveland, OH, USA 44122 (hereinafter "Gliatech") and ________________, a company organized and existing under the laws of _________, with offices at ____________________ (hereinafter "Distributor").

                        WHEREBY IT IS AGREED AS FOLLOWS:

1. APPOINTMENT: Gliatech hereby appoints Distributor as its exclusive distributor throughout _______ (hereinafter "Territory"), and Distributor hereby accepts the appointment for the product(s) listed on Appendix I.A. attached hereto, as the same may be amended from time to time in Gliatech's sole discretion (hereinafter "Products"), subject to the following terms and conditions.

2.        PURCHASES AND SALES:

          (a) Distributor agrees that it will purchase from Gliatech and sell the minimum amount of Products throughout the Territory as set forth on Appendix I.B., as the same may be amended based on the mutual agreement of the parties to the terms and conditions of a yearly marketing plan (the "Plan"), which Plan will be established from year to year pursuant to Section 2(c) below.

          (b) In order to maintain the rights granted by Gliatech under this Agreement, pursuant to its appointment hereunder, Distributor agrees to purchase and take delivery of the aggregate quantities of the Products as set forth in the applicable Plan for the current year. Each such Plan shall be substantially in the form of Appendix II, as such may be amended from time to time in Gliatech's sole discretion.

          (c) The parties agree that such Plan shall be renegotiated on an annual basis and that the parties shall mutually agree as to the terms and conditions of such yearly Plan on or before November 1st of each year.

          (d) Distributor agrees to devote its utmost time and effort to distribute, market, sell, promote and maintain substantial sales of the Products throughout the Territory and will cooperate with Gliatech in all reasonable marketing plans which are mutually agreed to by the parties hereto.

          (e) Distributor shall maintain documentation indicating the quantity and lot numbers of all Products sold to each customer such that, in the event that it might be required, it would be possible to contact all purchasers of individual lots of Products sold.


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3.        ORDERS AND PRICES:

          (a) Unless otherwise notified, all orders for the Products shall be in writing and subject to approval and written, facsimile or telex acceptance by Gliatech. Gliatech shall use its reasonable commercial efforts to promptly fill (by full or partial shipment) Distributor's orders which are accepted by Gliatech.

          (b) Gliatech shall sell the Products to Distributor at its current prices as set forth on Appendix I.B. attached hereto, as the same may be amended from time to time in Gliatech's sole discretion. All orders for the Products shall be made and sold to Distributor on a C.I.F. customs cleared, Distributor's warehouse basis.

          (c) Distributor and Gliatech agree to work together to prepare, present and file whatever documentation is required to obtain optimal reimbursement by relevant third-party government and private payers for the use of the Products within the Territory. All out-of-pocket direct expenses incurred by a party in connection with such activities shall be paid by such party.

4.        PAYMENT:

          (a) Payment for all orders shall be made in U.S. dollars by wire transfer to a bank account to be designated by Gliatech.

          (b) Terms for payments will be net 30 days from the invoice date, unless Gliatech at any time determines that Distributor's credit is unsatisfactory, in which case payment will be required c.o.d. No credit for returns and allowances shall be allowed to Distributor against outstanding invoices or otherwise without the prior written approval of Gliatech.

          (c) If for any reason payment of any invoices due to Gliatech should not be made or are delayed beyond their due dates, then Distributor shall be required to pay interest on the amount of any such invoices at an annual rate equal to one percent (1%) above the prime rate in effect at the time as charged by the National City Bank, Cleveland, Ohio, USA from the due date of payment until the date (inclusive) on which actual payment is received or collected by Gliatech.

5. DELIVERY: Delivery of the Products shall occur when the Products are placed in the custody and control of Distributor at Distributor's warehouse.

6.        TRADEMARKS:

          (a) All Products promoted, marketed, distributed and sold by Distributor under this Agreement shall bear such patent, copyright and trademark notices consistent with the letter and spirit of the authorized patent, copyright and trademark

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          notices as Gliatech shall require or specify to affix on the Products, as the same may be amended from time to time at the sole discretion of Gliatech. Gliatech makes no representation or warranty, express or implied, that the Products will not infringe the property rights of third parties in the Territory. In the event of such an infringement, Distributor shall have no recourse against Gliatech for, and Distributor hereby forever and irrevocably releases Gliatech from any losses, liabilities, damages, costs or expenses incurred by Distributor at any time due to the use by Distributor of any patents, copyrights, trademarks, logos, tradenames, service marks or other property rights of Gliatech or its affiliates, arising in connection with the promotion, marketing and sales of the Products.

          (b) Any use by Distributor of any trademarks, patent and copyright notices, service marks, trade names, designs, logos, labels, labeling, packaging and the like of Gliatech used on or in connection with the Products (hereinafter collectively referred to as "Intellectual Property") in connection with the promotion, marketing, distribution or sale of the Products shall inure to the exclusive benefit of and shall be in the manner provided by Gliatech, and in strict conformity with the laws and governmental rules and regulations within the Territory respecting their use.

          (c) Distributor shall not, without the prior written consent of Gliatech, use any intellectual property during the term of this Agreement that is confusingly similar to any Intellectual Property of Gliatech, use any other intellectual property in respect of the Products, or use Intellectual Property except as expressly provided hereunder.

7. AUTHORITY AND RESPONSIBILITY OF DISTRIBUTOR: Distributor undertakes to carry out this Agreement as an independent contractor using its own employees which in no sense are to be deemed employees or agents of Gliatech and Gliatech shall not be accountable to Distributor or its employees in any way except in accordance with the written agreement of Gliatech. All relationships entered into by Distributor shall be for its exclusive account and risk and it shall not have any power to bind Gliatech.

8. TERRITORIAL RESTRICTION: Distributor covenants with Gliatech that, without the prior written consent of Gliatech, Distributor shall not (i) seek customers for the Products outside the Territory, (ii) distribute to, or appoint a subdistributor for, the distribution or sales of the Products inside or outside the Territory or itself establish any branch, warehouse or distribution presence of the Products outside the Territory, or (iii) export the Products outside Western Europe (including the European Economic area and the customs territory of the European Community) to any country where Gliatech or any of its affiliates is marketing or distributing the Products or has granted marketing or distributing rights to a third party; PROVIDED, HOWEVER, that it being expressly

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understood and agreed by the parties that the export prohibition contained herein shall not apply to exports to any country in which the European Community has an association or other agreement providing for free trade for the Products.

9. COMPETITION: Distributor shall not manufacture, sell, distribute, represent or deal in or with, whether directly or indirectly, any products similar to or competitive with the Products in the Territory without first obtaining written consent from Gliatech therefor. Distributor further agrees that it shall not obtain the Products for resale from any party other than Gliatech or its designee(s).

10.       REPRESENTATION AND ADVERTISING:

          (a) All detailing, advertising, sales promotion and professional service activities for the Products within the Territory undertaken by Distributor shall be consistent with the advertising and promotional materials for the Products approved by Gliatech as the labeling for the Products, as the same may be amended from time to time at Gliatech's sole discretion. Distributor shall be solely responsible for ensuring that all detailing, advertising, sales promotion and professional service activities for the Products within the Territory conform in all respects with the laws, rules, regulations, customs and procedures (collectively, the "Regulations") of the Territory and Distributor shall include on labels and packaging such information necessary for compliance with such Regulations, provided that Distributor obtains the prior approval of Gliatech.

          (b) All detailing, advertising, sales promotion and professional services activities for the Products within the Territory shall be undertaken by Distributor at its own expense. Copies of any promotional, detailing, advertising or other materials relating to Gliatech or the Products which Gliatech may in its discretion provide to Distributor shall be provided at reasonable charge to Distributor.

          (c) Any promotional, detailing, advertising or other materials relating to Gliatech or the Products which are prepared by Distributor shall be submitted for Gliatech's review and approval prior to use by Distributor.

11. ALTERATIONS: Distributor shall not sell or offer for sale any Products which may be expired, damaged, spoiled or altered from the condition or appearance in which they were delivered to Distributor.

12.       AUTHORIZATIONS:

          (a) Gliatech shall obtain and maintain at its expense all government approvals, health or product registrations, licenses, visas or other permits howsoever called (hereinafter referred to as "Authorizations") required to import, export,

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          sell, distribute, promote and handle the Products in the Territory and/or to fulfill all its obligations under this Agreement. If any Authorizations should be required by law to be held in Distributor's name, Distributor agrees that such Authorizations shall be held by Distributor, for the benefit of and in trust for Gliatech.

          (b) Upon termination of this Agreement for any reason, Distributor shall cooperate fully with Gliatech and take all steps to transfer and assign, immediately and without any charge, any Authorizations which may be held in its name to Gliatech or its designee(s) to the extent permitted by law.

          (c) Distributor's Quality System and the Essential Requirements as set forth on Appendix III, as have been reviewed by, are acceptable to, Gliatech. Distributor shall permit regular audits of such Quality System and the Essential Requirements. Distributor warrants that any corrective actions related to Gliatech's Products that are identified in the audits will be performed in a timely manner.

13. CONFIDENTIALITY: If Gliatech should provide, disclose or deliver any technical, marketing or other information to Distributor pertaining in any way to the Products or Gliatech's business, Distributor shall keep such information secret and confidential at all times and shall not use such information except pursuant to this Agreement. Further, Distributor shall not disclose or deliver such information to any person or party, except to Distributor's responsible supervisory personnel who are required to have such information for purposes of this Agreement and government agencies or officials, if necessary, for obtaining the Authorizations.

14.       REPORTS:

          (a) Distributor shall provide Gliatech with immediate notice of any and all adverse reactions (incidents or near incidents) and complaints associated with the use of the Products that are reported by users to its agents, representatives or employees. Adverse events shall be reported using an adverse event reporting form, mutually agreeable to the parties, as the same may be amended from time to time. Moreover, Distributor shall provide Gliatech with immediate notice if it is contacted by a Competent Authority or Notified Body regarding such adverse reactions (incidents or near incidents). Distributor shall promptly provide copies of all correspondence of regulatory action involving Gliatech's products to Gliatech.

          (b) Distributor shall furnish Gliatech on a monthly basis with such reports, in substantially the form of Appendix II attached hereto, as the same may be amended from time to time in Gliatech's sole discretion, as Gliatech may reasonably request regarding sales effort, sales, inventories of the Products on hand and other matters relevant to this Agreement.

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15.       TERM:

          (a) This Agreement shall be effective upon signature by both parties hereto. Unless otherwise sooner terminated under the provisions of this Agreement, this Agreement shall be for a term of five (5) years. Thereafter, this Agreement shall continue for two additional terms of two (2) years. In the event that this Agreement continues for two additional terms, any subsequent extension shall be for a term of one
          (1) year and shall be subject to the mutual agreement of the parties. This Agreement shall automatically continue for the next applicable term unless either party sends a written termination notice to the other party not less than six (6) months prior to the expiration of the then existing term.

          (b) Distributor and Gliatech hereby acknowledge and agree that any such continuations or extensions of this Agreement between the parties, regardless of any modification or renegotiation of the Agreement, shall not deem this Agreement to be one of "indefinite duration," regardless of any contrary interpretation by otherwise applicable law.

          (c) Notwithstanding any other provisions hereof, this Agreement may be terminated by Gliatech upon the occurrence of any one of the following events, any one of which shall constitute just cause for termination:

                  (i) Upon thirty (30) days written notice to Distributor, upon cessation of production by Gliatech of the Products for any reason whatsoever;

                  (ii) Upon thirty (30) days written notice to Distributor upon institution of proceedings in receivership, bankruptcy or insolvency by or against Distributor, or an assignment for the benefit of creditors or dissolution or liquidation of Distributor's business whether voluntarily or by a third party;

                  (iii) Upon notice in writing to Distributor, upon the closing of Distributor's offices in the Territory for any reason whatsoever;

                  (iv) Upon notice in writing to Distributor, upon loss by either Gliatech or Distributor of any license, permit or authorization from any governmental agency within the Territory necessary for the performance of the obligations hereunder;

                  (v) Upon the failure of Distributor to sell the minimum quantity of Products set forth on Appendix I.B., as such is amended from year to year as provided herein;

                  (vi) Upon failure by the parties to mutually agree by November 30th of each year to the terms and conditions of the Plan;

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                  (vii) Upon notice in writing to Distributor, upon breach of this Agreement by Distributor, which breach has not been cured within thirty (30) days of receipt of notice from Gliatech of such breach;

                  (viii) Upon a material change in the existing ownership or control of Distributor's equity, business or assets; or

                  (ix) Upon any major deviation by Distributor from the Quality System and the Essential Requirements as set forth on Appendix III or upon the failure of Distributor to timely correct such deviation after receipt from Gliatech of notice of such deviation.

          (d) Notwithstanding any other provision hereof, this Agreement may be terminated by Distributor upon the occurrence of any one of the following events, any one of which shall constitute just cause for termination;

                  (i) Upon thirty (30) days written notice to Gliatech, upon institution of proceedings in receivership, bankruptcy or insolvency by or against Gliatech, or an assignment for the benefit of creditors or dissolution or liquidation of Gliatech's business whether voluntarily or by a third party; or

                  (ii) Upon notice in writing to Gliatech, upon breach of this Agreement by Gliatech, which breach has not been cured within thirty (30) days of receipt of notice from Distributor of such breach.

          (e) Upon termination of this Agreement for any reason, Distributor and Gliatech hereby expressly acknowledge to and agree that the notice periods preceding any such termination set forth herein are adequate and sufficient under all the circumstances, and that no indemnity of any nature whatsoever shall be owing or payable by Gliatech to Distributor, including, but not limited to, indemnity for loss of profit, goodwill, creation of clientele for the Products, demonstration costs and termination costs or the performance of any other activities in connection with the promotion and sale of the Products except as may be due and owing according to the express provisions of this Agreement.

16.       RIGHTS UPON TERMINATION:

          (a) Notwithstanding the termination of the Agreement for any reason whatsoever, Distributor and Gliatech shall remain responsible to each other for the performance of any and all obligations, including, but not limited to, the discharge of all debts, incurred prior to, and which obligations shall survive, the effective date of termination.


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          (b) Within ten (10) days of the effective date of termination of this
          Agreement, Distributor shall deliver to Gliatech, in accordance with its written instructions, any and all marketing communications materials then on hand relating to the Products, any materials relating to pending applications for any intellectual property rights with respect to the Products and any appropriate repayment for marketing communications materials shall be made by Gliatech within thirty (30) days following delivery subject to the rights of set-off by Gliatech, as set forth in Section 17 herein below.

          (c) Distributor agrees that, upon any such termination, Distributor shall have no right to pass through Distributor's costs of terminating its own employees, and that any such right is hereby expressly disclaimed by Gliatech and expressly waived by Distributor. Distributor agrees to indemnify, defend and hold Gliatech free and harmless against all claims, actions, suits, losses, damages, expenses and other liabilities of every kind and nature asserted or sustained by employees, officers, directors, agents, joint venturers, representatives of Distributor or the third parties by reason of any termination of this Agreement.

          (d) After notice of termination has been given as herein provided (and following the expiration of the notice period) or upon termination of this Agreement if effected without advance notice, the right of Distributor to place orders for the Products shall cease and Gliatech will have the right to appoint, accept orders from and deliver the Products to a new Distributor for the Territory who may begin deliveries to customers in the Territory immediately after the effective date of termination.

17.       REPURCHASE OPTION:

          (a) Within thirty (30) days after a notice of termination is given or after the effective date of termination (if effected without advance notice), Distributor shall furnish Gliatech with a statement certified by management showing in detail the current inventory of Products.

          (b) Within fifteen (15) days following receipt of Distributor's certified statement of inventory or, if such statement is not provided, within forty-five (45) days after termination, Gliatech may, in its sole discretion, elect, in whole or in part, to repurchase the inventory of Products at prices equal to their original cost to Distributor, less any commissions, discounts, allowances or returns and other deductions by way of set-off for all unpaid amounts then owed by Distributor to Gliatech, by notifying Distributor in writing. Distributor shall allow Gliatech's representatives free access to view and inspect such inventory during all normal business hours. Delivery of the Products specified in the notice by which Gliatech exercises its option shall be made by Distributor in accordance with Gliatech's notice.

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          Payment shall be made within thirty (30) days of delivery of such inventory to Gliatech.

18.       WARRANTY AND REPRESENTATIONS:

          (a) Gliatech hereby expressly warrants and represents to Distributor that all Products purchased by Distributor pursuant to this Agreement have been approved for sale and use in the Territory and shall be free from defects in materials and workmanship. Gliatech agrees to indemnify, defend and hold Distributor harmless against all claims, actions, suits, losses, damages and expenses in respect of claims made by third parties alleging personal injury or death resulting from use of the Product; PROVIDED, HOWEVER, that Gliatech shall not be liable to Distributor for any claim by Distributor for loss of profits, or for special, incidental or consequential damages owing to any defect in the Products, whether caused by Gliatech's negligence or otherwise. Notwithstanding anything to the contrary herein, Gliatech shall not indemnify or defend Distributor or hold Distributor harmless against any claim, action, suit, loss, damages or expenses in respect of claims arising out of any wrongful act, by Distributor, including any breach of this Agreement.

          (b) As between Gliatech and Distributor, the liability of Gliatech to Distributor, otherwise than in respect of third party claims, shall be limited at Gliatech's option to replace those Products which are shown to be defective either in materials or workmanship or to issue a credit note for the full invoice value of such defective Products.

          (c) Any claim or defect in materials or workmanship shall be allowed only when submitted to Gliatech in writing within seven (7) days after discovery of the defect, and in no event later than thirty (30) days after the delivery of the Products to Distributor, together with the alleged defective Products if requested by Gliatech. No claim shall be allowed in respect of any Products which have been altered, neglected, damaged, handled or stored in any manner which adversely affects them.

          (d) Except for the warranties and representations stated above, Gliatech makes no warranties or representations of any kind whatsoever, express or implied, and all other warranties and representations of whatever kind, including warranties of merchantability and fitness for a particular purpose, are hereby disclaimed by Gliatech and waived by Distributor. The preceding subclauses (a) through (c) of this Article 19 set forth exclusively all of Gliatech's liability in contract, tort or otherwise in the event of defective Products and/or for breach of any warranties or representations.

          (e) Distributor agrees to indemnify, defend and hold Gliatech free and harmless against all claims, actions, suits, losses, damages, expenses and other liabilities of every kind and

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          nature asserted or sustained by third parties by reason of any act of neglect or breach committed by Distributor or any of its employees, agents or representatives.

          (f) Gliatech represents that so long as Distributor uses reasonable commercial efforts to control its inventories and rotates its stock of Products, Gliatech shall use its reasonable commercial efforts to promptly replace any expired Products which it accepts for return. Returned Products will be accepted by Gliatech if: (1) the Products are received by Gliatech's Director of Manufacturing in Cleveland, Ohio, USA, after the date of expiration marked on the package, (2) the Products are in saleable condition and the original packaging is inspected by Gliatech and found to be intact and (3) an acceptance notice has been issued by Gliatech. Accepted returns will be replaced by Gliatech free of any purchase, shipping or duties to Distributor.

19.       MISCELLANEOUS:

          (a) NOTICES: Any notices, approvals, reports, statements or other communications given under this Agreement ("notices") shall be sent in English and in writing and delivered either personally or by registered mail (return receipt requested), to a party at the addresses first stated herein or such other address designated by the party hereafter for such purpose. Any period of time provided or measured by such notice shall commence on and include the date of mailing or of personal delivery, as the case may be, and shall be calculated on the basis of calendar days.

          (b) INTERPRETATION AND ENFORCEMENT OF AGREEMENT: All matters, questions or disputes relating to the interpretation, form, validity, performance and the parties' rights and obligations under this Agreement shall be governed by and decided in accordance with the laws of the Territory. Any disputes or questions which the parties cannot resolve after negotiations shall be settled by arbitration instituted at the option of either party. The arbitration will be conducted under the regulations of American Arbitration Association. Each party hereby accepts and submits itself unconditionally to the exclusive jurisdiction of the arbitrator.

          (c) PRIOR AGREEMENTS: This Agreement and the Appendices attached hereto and made a part hereof, constitute the entire Agreement between the parties with respect to the within subject matter, and to that extent, terminate and supersede all previous agreements, understandings, letters or other instruments whatsoever, if any, whether written or oral, relating to the same subject matter.

          (d) FORCE MAJEURE: Neither party shall be liable for delay or failure to perform hereunder due to any contingency beyond its control, including, but not limited to, acts of God, fires, floods, wars, civil wars, sabotage, strikes,

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          governmental laws, ordinances, rules or regulations or failure of third party delivery. The party invoking any event constituting Force Majeure shall be excused from its inability to perform its obligations hereunder only to the extent and for the duration of the event of Force Majeure so invoked and shall be bound to resume such performance immediately after the cessation of such event.

          (e) SEVERABILITY: Any provisions of this Agreement which may be held to be illegal, invalid or unenforceable in any jurisdiction shall be ineffective in such jurisdiction to the extent of such illegality, invalidity or unenforceability, without affecting, impairing or invalidating the remaining provisions of this Agreement in any jurisdiction, which remaining provisions shall remain in full force and effect.

          (f) ASSIGNMENT AND AMENDMENT: This Agreement and all rights and obligations provided herein shall not be assigned, transferred or delegated by Distributor without Gliatech's prior written consent. No amendment, alteration or other modification of this Agreement shall be valid and binding upon the parties unless made in writing, specifically referring to this Agreement and duly executed by the parties hereto.

          (g) COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which may be deemed an original but all of which shall constitute the same Agreement.

          (h) SURVIVAL: The covenants, agreements and undertakings set forth herein Sections 6(c), 12(b), 13 and 17 shall survive beyond the termination of this Agreement for any reason whatsoever.

          (i) WAIVER: The failure or delay of a party to protest or enforce its rights and remedies with respect to any breach or failure relating to performance of this Agreement shall not prejudice or be deemed to constitute a waiver or surrender of such party's rights and remedies, whether under this Agreement or at law, in equity or otherwise.



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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ATTEST:           Gliatech Inc.

By:

Name:

Title:



ATTEST:           ---------------------------

By:

Name:

Title:




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